Exhibit 10.2

MARSH & McLENNAN COMPANIES, INC.
2011 INCENTIVE AND STOCK AWARD PLAN

TERMS AND CONDITIONS
OF
RESTRICTED STOCK UNIT AWARDS
GRANTED ON [DATE]

TABLE OF CONTENTS

PAGE

I. BACKGROUND	1
II. AWARDS	1
A. General	1
1. Award Acceptance	1
2. Rights of Award Holders	1
3. Waiver and Release Agreement	2
B. Stock Units	2
1. General	2
2. Vesting	2
3. Dividend Equivalents	2
4. Delivery	3
C. Satisfaction of Tax Obligations	3
1. Personal Tax Advisor	3
2. U.S. Employees	4
3. Non-U.S. Employees	4
a. Stock Units and Dividend Equivalents	4
b. Withholding	4
III. EMPLOYMENT EVENTS	5
A. Death	5
B. Permanent Disability	5
C. Termination by You Outside of the European Union - Age and Service Treatment	5
D. Termination by You Within the European Union - Retirement Treatment	6
E. Termination by the Company Other Than for Cause	6
1. General	6
2. Prior Satisfaction of Age and Service Criteria for Full Vesting	7
3. Important Notes	7
a. Sale of Business Unit	7
b. Constructive Discharge	8
F. All Other Terminations	8
G. Date of Termination of Employment	8
H. Conditions for All or a Portion of the Award to Remain Outstanding Following a Termination of Employment	9
1. Waiver and Release Agreement	9
2. Waiver and Release and Restrictive Covenants Agreement	9
I. Determination of Pro-Rata Calculation upon Termination of Employment	10
J. Section 409A of the Code for Award Recipients Subject to U.S. Federal Income Tax	10
IV. CHANGE IN CONTROL PROVISIONS	14

V. DEFINITIONS	15
VI. ADDITIONAL PROVISIONS	18
A. Additional Provisions—General	18
1. Administrative Rules	18
2. Amendment	18
3. Limitations	18
4. Cancellation or Clawback of Awards	18
5. Governing Law; Choice of Forum	19
6. Severability; Captions	19
7. Electronic Delivery and Acceptance	19
8. Waiver	20
B. Additional Provisions—Outside of the United States	20
1. Changes to Delivery	20
2. Amendment and Modification	20
VII. QUESTIONS AND ADDITIONAL INFORMATION	21

I.    BACKGROUND
An award (“Award”) has been granted to you under the Marsh & McLennan Companies, Inc. 2011 Incentive and Stock Award Plan (the “Plan”), subject to your acceptance as described in Section II.A.1. The Award type, the number of shares of Marsh & McLennan Companies, Inc. (“Marsh & McLennan Companies”) common stock covered by the Award, instructions on how to accept or decline the Award and the deadline for accepting the Award are specified in materials provided to you by Global & Executive Compensation (“Grant Documentation”). The Award is also subject to the terms and conditions set forth herein (the “Terms and Conditions”). For employees outside the United States, the Award is subject to additional terms and conditions as set forth in the country-specific notices (the “Country-Specific Notices”). The Prospectus dated [DATE], also describes important information about the Plan. The Terms and Conditions, the Country-Specific Notices (if applicable), and the Plan will be referred to herein as the “Award Documentation”. As used herein, “Common Stock” means common stock of Marsh & McLennan Companies.
Capitalized terms in these Terms and Conditions are defined in Section V.
II.    AWARDS
A.    General.

1.
Award Acceptance. The grant of this Award is contingent upon your acceptance in the manner specified in the Grant Documentation of these Terms and Conditions, the Country-Specific Notices (if applicable), and your execution of the Waiver and Release Agreement as described in Section II.A.3. by [DATE]. If you decline the Award, do not accept the Award, do not execute the Waiver and Release Agreement, revoke the Waiver and Release Agreement or do not accept any applicable documents described in the preceding sentence by [DATE] and in the manner specified in the Grant Documentation, then the Award will be cancelled as of the grant date of the Award.

2.
Rights of Award Holders. Unless and until the vesting conditions of the Award have been satisfied and cash or shares of Common Stock, as applicable, have been delivered to you in accordance with the Award Documentation, you have only the rights of a general unsecured creditor of Marsh & McLennan Companies. Unless and until shares of Common Stock have been delivered to you, you have none of the rights of ownership to such shares (e.g., units cannot be used as payment for stock option exercises; units may not be transferred or assigned; units have no voting rights).

3.
Waiver and Release Agreement. As described in Section II.A.1., you must execute and not revoke the Waiver and Release Agreement (“Waiver and Release Agreement”) provided previously to you in order for the Award to vest pursuant to certain employment events as described in Section III., and you must further execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and be in compliance with the Waiver and Release Agreement in order for the Award to become distributable to you whether or not you are employed by the Company (as defined in Section V.D.) at that time. Failure to timely execute the Waiver and Release Agreement by [DATE] or failure to timely execute or reaffirm and comply with the Waiver and Release Agreement as described in Section III.H.1. or 2., as applicable, will result in cancellation or forfeiture of any rights, title and interest in and to the Award, without any liability to the Company.

B.    Stock Units.

1.
General. A restricted stock unit (“Stock Unit”) represents an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms of the Award Documentation, one share of Common Stock after vesting.

2.
Vesting. Subject to your continued employment, 33-1/3% of the Stock Units will vest on [DATES]. Each date on which a Stock Unit is scheduled to vest pursuant to this Section II.B.2. is a “Scheduled Vesting Date.” In the event of your termination of employment, the occurrence of your Permanent Disability (as defined in Section V.G.) or the occurrence of a “Change in Control” (as defined in the Plan) prior to a Scheduled Vesting Date, your right to any Stock Units that are unvested immediately prior to your termination of employment or occurrence of your Permanent Disability, as applicable, will be determined in accordance with Section III. or Section IV., as applicable. For the avoidance of doubt, the date of your termination of employment for purposes of determining vesting under this Section II.B.2. will be determined in accordance with Section III.G.

3.
Dividend Equivalents. For each outstanding Stock Unit covered by the Award, an amount equal to the dividend payment (if any) made in respect of one share of Common Stock (a “Dividend Equivalent”) will accrue in U.S. dollars on each dividend record date that occurs on or after the grant date of the Award while the Award is outstanding, with no interest paid on such amounts. Accrued Dividend Equivalents will vest when the Stock Units in respect of which such Dividend Equivalents were accrued vest. Accrued Dividend Equivalents will not be paid, and no further Dividend Equivalents will accrue, on Stock Units that do not vest or are cancelled or forfeited.

4.	Delivery.

a.
Shares of Common Stock deliverable in respect of the Stock Units covered by the Award shall be delivered to you as soon as practicable following the Scheduled Vesting Date, and in no event later than 60 days following the Scheduled Vesting Date, except as otherwise provided in Sections III., IV., and VI.B.

b.
The value of vested Dividend Equivalents will be delivered to you in cash as soon as practicable after delivery of the shares of Common Stock described in II.B.4.a above, and in no event later than 60 days following the Scheduled Vesting Date, except as otherwise provided in Sections III., IV., and VI.B.

c.
The delivery of shares of Common Stock and/or cash or other property that may be deliverable under these Terms and Conditions, is conditioned on the satisfaction or withholding of any applicable tax obligations, as described in Section II.C.

d.
Any shares of Common Stock and/or cash or other property that may be deliverable following your death shall be delivered to the person or persons to whom your rights pass by will or the law of descent and distribution, and such delivery shall completely discharge Marsh & McLennan Companies and any of its subsidiaries’ or affiliates’ obligations under the Award.

e.
Notwithstanding the foregoing, additional delivery rules for certain Award recipients subject to U.S. federal income tax (whether or not the recipient is a U.S. citizen or employed in the U.S.) are reflected in Section III.J.

C.    Satisfaction of Tax Obligations.

1.	Personal Tax Advisor. Neither the Company nor any Company employee is authorized to provide personal tax advice to you. It is recommended that you consult with your personal tax advisor for more detailed information regarding the tax treatment of the Award, especially before making any decisions that rely on that tax treatment.

2.
U.S. Employees. Applicable employment taxes are required by law to be withheld when a Stock Unit or Dividend Equivalent vests. Applicable income taxes are required by law to be withheld when shares of Common Stock in respect of Stock Units or cash in respect of Dividend Equivalents are delivered to you. A sufficient number of whole shares of Common Stock, cash or other property, as applicable, will be retained by Marsh & McLennan Companies to satisfy the tax-withholding obligation.

3.	Non-U.S. Employees.

a.
Stock Units and Dividend Equivalents. In most countries, the value of a Stock Unit or Dividend Equivalent is generally not taxable on the grant date. If the value of the Stock Unit or Dividend Equivalent is not taxable on the grant date, it will, in most countries, be taxed at a later time, for example, upon delivery of a share of Common Stock in respect of the Stock Unit that vests, and/or the subsequent sale of the share of Common Stock received in connection with the vesting of the Stock Unit or upon delivery of cash in respect of a Dividend Equivalent.

b.
Withholding. Marsh & McLennan Companies and/or your employer shall have the power and the right to deduct and withhold from the Award and other compensation or to require you to remit to Marsh & McLennan Companies and/or to your employer, an amount sufficient to satisfy any taxes that Marsh & McLennan Companies expects to be payable under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, payroll taxes, fringe benefits, payment on account, capital gain taxes, transfer taxes, social security contributions and National Insurance Contributions with respect to the Award, and any and all associated tax events derived therefrom. If applicable, Marsh & McLennan Companies and/or your employer may retain and sell a sufficient number of whole shares of Common Stock distributable in respect of the Award for this purpose.

III.    EMPLOYMENT EVENTS

A.
Death. In the event your employment is terminated because of your death, all of the unvested Stock Units that are outstanding as of such termination of employment will fully vest and will be distributed within 60 days following such termination of employment.

B.
Permanent Disability. Upon the occurrence of your Permanent Disability, all of the unvested Stock Units that are outstanding as of the occurrence of your Permanent Disability will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.H.1.

For the avoidance of doubt, if the occurrence of your Permanent Disability occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4.

C.
Termination by You Outside of the European Union - Age and Service Treatment. If you have satisfied the Age and Service Criteria for Pro-Rata Vesting (as defined in Section V.B.) or the Age and Service Criteria for Full Vesting (as defined in Section V.A.) on or before the date you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability and you are determined by Marsh & McLennan Companies, in its sole discretion, to be employed outside of the European Union, then:

1.
If you have satisfied the Age and Service Criteria for Pro-Rata Vesting but not the Age and Service Criteria for Full Vesting, upon such termination of employment, a pro-rata portion of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding (as described in Section III.I) and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.H.1. The portion of the unvested Stock Units that does not remain outstanding pursuant to this paragraph will be forfeited and cancelled.

2.
If you have satisfied the Age and Service Criteria for Full Vesting, upon such termination of employment, all of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding and be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.H.1.
For the avoidance of doubt, for purposes of each of Sections III.C.1. and 2., if your termination of employment occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4. For the further avoidance of doubt, Section III.E. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause (as defined in Section V.C.).

D.
Termination by You Within the European Union - Retirement Treatment. If you are determined by the Retirement Treatment Committee (as defined in Section V.H.) to be eligible for retirement treatment on or following the time you terminate your employment with the Company for any reason other than death or the occurrence of your Permanent Disability and you are determined by the Company, in its sole discretion, to be employed within the European Union, then upon your termination of employment a pro-rata portion of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding (as described in Section III.I) until the later to occur of the next Scheduled Vesting Date or the determination by the Retirement Treatment Committee that you are eligible for retirement treatment, and will be distributed as soon as practicable, and in no event later than 60 days thereafter; provided that you have satisfied the conditions described in Section III.H.1. Prior to distribution, Marsh & McLennan Companies in its sole discretion may ask you to reaffirm the existence of the facts and factors upon which the determination to provide retirement treatment was made. The portion of the unvested Stock Units that does not remain outstanding pursuant to this paragraph will be forfeited and cancelled. For the avoidance of doubt, Section III.E.1. will govern the treatment of the Award in the event your employment is terminated by the Company other than for Cause. For the further avoidance of doubt, if your termination of employment occurs on a Scheduled Vesting Date, distribution will occur within 60 days following such Scheduled Vesting Date (or, if later, within 60 days following the determination by the Retirement Treatment Committee that you are eligible for retirement treatment).

E.    Termination by the Company Other Than for Cause.

1.
General. Except as otherwise provided in Sections III.E.2. and IV., in the event the Company, in its sole discretion, determines that your employment is terminated by the Company other than for Cause, a pro-rata portion of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding (as described in Section III.I) and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4., provided that you have satisfied the conditions described in Section III.H.2. The portion of the unvested Stock Units that does not remain outstanding pursuant to this paragraph will be forfeited and cancelled. For the avoidance of doubt, this Section III.E.1. shall apply regardless of whether you are determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment or you have satisfied the Age and Service Criteria for Pro-Rata Vesting on or before your termination of employment by the Company.

2.
Prior Satisfaction of Age and Service Criteria for Full Vesting. In the event the Company, in its sole discretion, determines that your employment is terminated by the Company other than for Cause, and on or before your termination of employment you satisfy the Age and Service Criteria for Full Vesting, all of the unvested Stock Units that are outstanding as of such termination of employment will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section III.H.2. For the avoidance of doubt, this section III.E.2. shall not apply (and rather Section III.E.1. shall apply) if you are determined by the Company, in its sole discretion, to be employed within the European Union.

For the avoidance of doubt, if your termination of employment occurs on a Scheduled Vesting Date, distribution will occur as soon as practicable following such Scheduled Vesting Date as described in Section II.B.4.

3.	Important Notes.

a.
Sale of Business Unit. For purposes of this Award, in the event of a sale or similar transaction involving the business unit for which you work (“Employing Company”) as a result of which the Employing Company ceases to be a subsidiary or affiliate of Marsh & McLennan Companies, your employment will be deemed terminated by the Company other than for Cause, even if your employment with the Employing Company continues after the sale or similar transaction.

b.
Constructive Discharge. The Award will not vest, whether on a pro-rata or full basis, upon a constructive discharge, including if any court or regulatory agency retroactively concludes or interprets events to have constituted a constructive discharge.

F.
All Other Terminations. For all other terminations of employment not described in Sections III.A. through E. or Section IV. (including, but not limited to, a termination by the Company for Cause, your resignation without having satisfied the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C., or your resignation without having been determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment as described in Section III.D.), any rights, title and interest in and to any remaining unvested portion of the Award shall be cancelled as of the date your employment is treated as having terminated as described in Section III.G.

G.    Date of Termination of Employment.

1.
If Section III.G.2. does not apply to you, then for purposes of determining vesting under Section II.B.2. and the number of unvested Stock Units that vest on a pro-rata basis as described in Section III.I., your employment will be treated as having terminated on your last day of employment with the Company.

2.
If you are a Guy Carpenter employee in the United States who is obligated to provide the Company at least 60 days advance written notice of your intention to terminate your employment for any reason, then, if your employment terminates pursuant to Section III.F., your employment will be treated as having terminated for purposes of determining vesting under Section II.B.2. on the date that is 60 days prior to your last day of employment with the Company. Notwithstanding the foregoing, if your employment is terminated after providing notice pursuant to the preceding sentence but prior to the intended termination date provided in such notice (i) by the Company other than for Cause or (ii) pursuant to a written agreement, the terms of which provide that your termination of employment has been by mutual agreement between you and the Company, then the Company may, in its sole discretion, determine that for purposes of determining vesting under Section II.B.2. your employment will be treated as having terminated on a date later than the date that is 60 days prior to your last day of employment with the Company, but in no event later than your last day of employment with the Company.

H.	Conditions for All or a Portion of the Award to Remain Outstanding Following a Termination of Employment

1.
Waiver and Release Agreement. In the event of (i) the occurrence of your Permanent Disability as described in Section III.B., (ii) your termination of employment after satisfying the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C. or (iii) a determination by the Retirement Treatment Committee that you are eligible for retirement treatment as described in Section III.D., you will be required to execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) the Waiver and Release Agreement. Failure to (a) execute or reaffirm such an agreement by the date specified by the Company, which shall be in no event later than 60 days following the occurrence of your Permanent Disability as described in Section III.B. or your termination of employment as described in Section III.C. and no later than 60 days following vesting if your termination of employment is pursuant to Section III.D., or (b) comply with the Waiver and Release Agreement or to continue to be in compliance with the Waiver and Release Agreement as of the delivery date (as described in Section II.B.4.) or, at the Company’s discretion, to reaffirm compliance prior to the delivery date, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

2.
Waiver and Release and Restrictive Covenants Agreement. In the event of your termination of employment by the Company other than for Cause as described in Section III.E., you will be required to (i) execute or reaffirm, as determined by Marsh & McLennan Companies in its sole discretion, and return to Marsh & McLennan Companies (or an agent appointed by Marsh & McLennan Companies) a Restrictive Covenants Agreement and (ii) execute and not revoke a waiver and release agreement, if provided to you by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement or the Restrictive Covenants Agreement, as applicable, or continue to be in compliance with the applicable agreement as of the delivery date (as described in Section II.B.4.) and, at the Company’s discretion, to reaffirm compliance prior to the delivery date, will result in the cancellation or forfeiture of any rights, title and interest in and to the Award without any liability to the Company.

I.	Determination of Pro-Rata Calculation upon Termination of Employment.
The pro-rata portion of the unvested Stock Units that are outstanding as of a termination of employment that will become distributable under certain circumstances described in Section III. will be determined using the following formula:

where
A = the number of Stock Units covered by the Award;
B = the number of days in the period beginning on the grant date of the Award and ending on the date of your termination of employment, as determined in accordance with Section III.G.1.;
C = the number of days in the period beginning on the grant date of the Award and ending on the last Scheduled Vesting Date; and
D = the number of Stock Units that have previously vested.

J.	Section 409A of the Code for Award Recipients Subject to U.S. Federal Income Tax (whether or not the recipient is a U.S. citizen or employed in the U.S.).

1.
For Award recipients subject to U.S. federal income tax, notwithstanding any other provision herein, the Award may be subject to additional restrictions to ensure compliance with (or continued exemption from) the requirements of Section 409A of the Code (as defined in Section V.I.). The Compensation Committee of the Board of Directors of Marsh & McLennan Companies (the “Committee”) intends to administer the Award in accordance with Section 409A of the Code and reserves the right to make changes in the terms or operations of the Award (including changes that may have retroactive effect) deemed necessary or desirable to comply with Section 409A of the Code. This means, for example, that the timing of distributions may be different from those described in the Award Documentation that do not reflect

Section 409A of the Code. If the Award is not in compliance with Section 409A of the Code, you may be subject to immediate taxation of all unpaid awards under the Plan that are subject to Section 409A of the Code at your regular federal income tax rate, plus a 20% additional tax, plus interest at the underpayment rate plus 1%, as well as any state and local taxes, penalties, additional taxes and interest, if applicable, imposed under any state tax law similar to Section 409A of the Code.

2.
Notwithstanding any other provision herein, if any portion of the Award is determined to be nonqualified deferred compensation subject to Section 409A of the Code, any references to “termination of employment,” or “when you are no longer employed” in these Terms and Conditions shall have the following meaning:

Your “termination of employment” (or similar terms) shall occur when you have incurred a “separation from service” within the meaning of Section 409A of the Code and as further defined herein. Specifically, you will have incurred a “separation from service” when the level of services you provide to the Company in any capacity, including as an employee, director, independent contractor or consultant, does not exceed 20% of the average level of services that you provided to the Company in the preceding 36 months (or shorter period of service if, for example, your total service with the Company is less than 36 months), all as determined in accordance with Section 409A of the Code. In determining whether a “separation from service” has occurred, any period of up to six months during which you are on a bona fide leave of absence or up to 29 months during which you are absent from work due to a disability for which you are receiving Marsh & McLennan Companies long-term disability benefits will be ignored.

3.
Notwithstanding any other provision herein, if at the time of your termination of employment you are a “specified employee” (as defined in Section 409A of the Code), no portion of the Award that is determined to be nonqualified deferred compensation subject to Section 409A of the Code can be distributed prior to the first day of the seventh month after your termination of employment and any such distributions to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after your termination of employment. The provisions of this subparagraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A of the Code.

4.	Notwithstanding any other provision herein other than Section III.J.6., (and any dividend equivalents payable with respect to the Stock Units)

a.
If you have satisfied the Age and Service Criteria for Pro-Rata Vesting at any time prior to [DATE] and you do not satisfy the Age and Service Criteria for Full Vesting at any time prior to [DATE], then for each Scheduled Vesting Date following the date that you satisfy the Age and Service Criteria for Pro-Rata Vesting, shares of Common Stock and/or cash pursuant to Section II.B.4. will be delivered by March 15 of the year in which the Scheduled Vesting Date occurs.

b.
If you first satisfy the Age and Service Criteria for Full Vesting in calendar year [YEAR], then shares of Common Stock and/or cash pursuant to Section II.B.4. with respect to the [DATE] Scheduled Vesting Date will be delivered by [DATE].

c.
If your employment is terminated on or after March 1 but on or before December 31 in any year pursuant to Section III.B. (Permanent Disability), C.1. (Age and Service Pro-rata Vesting), or E. (Termination Other Than for Cause), then shares of Common Stock and/or cash pursuant to Section II.B.4. will be delivered by March 15 of the year following the year of such termination.

5.
Notwithstanding any provision herein, for distributions of Stock Units or cash attributable to such Stock Units that are subject to one or more Employment-Related Actions (as defined in Section V.E.) where you have not satisfied, and would not satisfy, the Age and Service Criteria for Full Vesting prior to [DATE]:

a.
With respect to Stock Units, no later than March 15th of the year following the year in which the substantial risk of forfeiture (as determined under Section 409A of the Code) (the “Substantial Risk of Forfeiture”) lapses with respect to such Stock Units, shares of Common Stock underlying such Stock Units shall be delivered to you (to the extent not previously delivered), subject to a stop transfer order and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such delivery. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh & McLennan Companies will remove or cause to be removed such stop transfer order; and

b.
With respect to a cash payment attributable to Stock Units, to the extent that such payment will not be made by March 15th of the year following the year in which the Substantial Risk of Forfeiture lapses with respect to such payment, such payment shall be placed in escrow or contributed to a secular trust (in the sole discretion of the Marsh & McLennan Companies) for your benefit on or before such March 15th and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such placement or contribution. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh & McLennan Companies shall cause such amounts to be released from escrow or paid to you out of such trust.

In either case, if any Employment-Related Action is not timely satisfied, the shares of Common Stock or the cash payment shall revert to the Marsh & McLennan Companies with no further compensation due to you.

6.
Notwithstanding any provision herein, with respect to distributions of Stock Units or cash attributable to such Stock Units (i) where you have satisfied or would satisfy the Age and Service Criteria for Full Vesting prior to [DATE] and (ii) where such distributions are subject to one or more Employment-Related Actions:

a.
With respect to Stock Units, no later than December 31st of the year in which Scheduled Vesting Date occurs, shares of Common Stock underlying such Stock Units shall be delivered to you (to the extent not previously delivered), subject to a stop transfer order and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such delivery. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh & McLennan Companies will remove or cause to be removed such stop transfer order; and

b.
With respect to a cash payment attributable to Stock Units, to the extent any such payment will not be made by December 31st of the year in which the Scheduled Vesting Date occurs, any payment that relates to such Scheduled Vesting Date shall be placed in escrow or contributed to a secular trust (in the sole discretion of the Marsh & McLennan Companies) for your benefit on or before such December 31st and subject to withholding of any applicable tax obligations, as described in Section II.C. at the time of such placement or contribution. Upon your timely satisfaction of all applicable Employment-Related Actions, Marsh & McLennan Companies shall cause such amounts to be released from escrow or paid to you out of such trust.
In either case, if any Employment-Related Action is not timely satisfied, the shares of Common Stock or the cash payment shall revert to the Marsh & McLennan Companies with no further compensation due to you.

7.
Nothing in this Section III.J. is intended to nor does it guarantee that the Award will not be subject to “additional tax” or other adverse tax consequences under Section 409A of the Code or any similar state tax law.

IV.    CHANGE IN CONTROL PROVISIONS

A.
Upon the occurrence of a Change in Control, the Award will continue to vest in accordance with the vesting schedule specified in Section II.B.2., subject to earlier vesting or forfeiture pursuant to Section III.; provided that upon your termination of employment by the Company other than for Cause, or by you for Good Reason (as defined in V.F.), during the 24-month period following such Change in Control, all unvested Stock Units that are outstanding as of your termination of employment will remain outstanding and will be distributed as soon as practicable following the next Scheduled Vesting Date as described in Section II.B.4.; provided that you have satisfied the conditions described in Section IV.B. Notwithstanding the foregoing, if the Stock Units are not assumed, converted or replaced in connection with a Change in Control on an equivalent basis, the Stock Units will fully vest immediately prior to the Change in Control and will be distributed as soon as practicable following vesting and in no event later than 60 days following vesting.

B.
In the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control, you will be required to execute and not revoke a waiver and release agreement, if provided by the Company at the time of your termination of employment. Failure to meet these requirements by the date specified by the Company, which shall be in no event later than 60 days following your termination of employment, or failure to comply with the waiver and release agreement and be in compliance with the agreement, if applicable, as of the delivery date as described in II.B.4., will result in the cancellation or forfeiture of any rights, title and interest in and to the Award.

C.
For the avoidance of doubt, in the event of your termination of employment by the Company other than for Cause or by you for Good Reason during the 24-month period following such Change in Control and, on or before the date of your termination of employment you satisfy the Age and Service Criteria for Pro-Rata Vesting or the Age and Service Criteria for Full Vesting as described in Section III.C., or you are determined by the Retirement Treatment Committee to be eligible for retirement treatment on or following your termination of employment as described in Section III.D., any unvested Stock Units covered by the Award will be treated as described in this Section IV.; provided that you have satisfied the conditions described in Section IV.B.

V.    DEFINITIONS
As used in these Terms and Conditions:

A.
“Age and Service Criteria for Full Vesting” shall mean you are at least age 65 and have a minimum of one year of service with the Company. For the avoidance of doubt, Age and Service Criteria for Full Vesting is not applicable to you if you are determined by the Company, in its sole discretion, to be employed within the European Union.

B.
“Age and Service Criteria for Pro-Rata Vesting” shall mean you are at least age 55 but are not yet age 65 and have a minimum of five years of service with the Company. For the avoidance of doubt, Age and Service Criteria for Pro-Rata Vesting is not applicable to you if you are determined by the Company, in its sole discretion, to be employed within the European Union.

C.	“Cause” shall mean:

1.	willful failure to substantially perform the duties consistent with your position which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

2.	willful violation of any written Company policies, including but not limited to, The Marsh & McLennan Companies Code of Conduct, The Greater Good;

3.
commission at any time of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

4.	unlawful use (including being under the influence) or possession of illegal drugs;

5.	any gross negligence or willful misconduct resulting in a material loss to the Company, or material damage to the reputation of the Company; or

6.
any violation of any statutory or common law duty of loyalty to the Company, including the commission at any time of any act of fraud, embezzlement, or material breach of fiduciary duty against the Company.

D.	“Company” shall mean Marsh & McLennan Companies or any of its subsidiaries or affiliates.

E.	“Employment-Related Action” shall mean the execution and effectiveness of a release of claims and/or a restrictive covenant.

F.	“Good Reason” shall mean any one of the following events without your written consent:

1.	material reduction in your base salary;

2.	material reduction in your annual incentive opportunity (including a material adverse change in the method of calculating your annual incentive);

3.	material diminution of your duties, responsibilities or authority; or

4.
relocation of more than 50 miles from your principal place of employment immediately prior to the Change in Control; provided that you provide Marsh & McLennan Companies with written notice of your intent to terminate your employment for Good Reason within 60 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide Marsh & McLennan Companies with at least 30 days following receipt of such notice to remedy such circumstances.

G.
“Permanent Disability” will be deemed to occur when it is determined (by Marsh & McLennan Companies’ disability carrier for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

H.	“Retirement Treatment Committee” is comprised of employees of the Company appointed by the Committee.

I.	“Section 409A of the Code” shall mean Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (regarding nonqualified deferred compensation).

J.	Additional Definitions.
The terms below are defined on the following pages:

Award	1
Award Documentation	1
Change in Control	2
Committee	10
Common Stock	1
Country-Specific Notices	1
Dividend Equivalent	2
Employing Company	7
Grant Documentation	1
Marsh & McLennan Companies	1
Plan	1
Restrictive Covenants Agreement	2
Scheduled Vesting Date	2
Stock Unit	2
Substantial Risk of Forfeiture	12
Terms and Conditions	1

VI.    ADDITIONAL PROVISIONS

A.	Additional Provisions-General

1.
Administrative Rules. The Award shall be subject to such additional administrative regulations as the Committee may, from time to time, adopt. All decisions of the Committee upon any questions arising under the Award Documentation and Grant Documentation shall be conclusive and binding. The Committee may delegate to any other individual or entity the authority to perform any or all of the functions of the Committee under the Award, and references to the Committee shall be deemed to include any such delegate.

2.
Amendment. The Committee may, in its sole discretion, amend the terms of the Award, including, without limitation, to impose additional requirements on the Award and on any shares of Common Stock with respect to the Award; provided, however, that if the Committee concludes, in its sole discretion, that such amendment is likely to materially impair your rights with respect to the Award, such amendment shall not be implemented with respect to the Award without your consent, except to the extent that any such action is made to cause the Award to comply with applicable law, currency controls, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or is otherwise made in accordance with Section VI.A.4.

3.
Limitations. Payment of the Award is not secured by trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of Marsh & McLennan Companies by reason of the Award. Your right to payment of the Award is the same as the right of an unsecured general creditor of Marsh & McLennan Companies.

4.	Cancellation or Clawback of Awards.

a.
Marsh & McLennan Companies may, to the extent permitted or required by any applicable law, stock exchange rules, currency controls, or any applicable Company policy or arrangement in effect prior to the vesting of any unvested portion of the Award, or as specified in the Award Documentation or Grant Documentation, cancel, reduce or require reimbursement of the Award.

b.	If (i) Section III.G.2. is applicable to you, (ii) you terminate your employment with the Company under Section III.F. and such termination of employment occurs within 60 days following a Scheduled Vesting Date, (iii) you receive delivery of the portion of the Award that was thought to have vested on such Scheduled Vesting Date pursuant to Section II.B.4. and (iv) the date of your termination of employment as determined pursuant to Section III.G.2. is before the Scheduled Vesting Date, then you will be required to reimburse the Company for the portion of the Award you received following such Scheduled Vesting Date.

c.
If you fail to repay any amount due pursuant to this Section VI.A.4., the Company may bring an action in court to recover the amount due. You acknowledge that, by accepting the Award, you agree to pay all costs, expenses and attorney’s fees incurred by the Company in any proceeding for the collection of amounts due pursuant to this Section VI.A.4., provided that the Company prevails in whole or in part in any such proceeding. The Company may also, to the extent permitted by applicable law, reduce any amounts owed to you by the Company in an amount up to the full amount of the repayment due.

5.
Governing Law; Choice of Forum. The Award and the Award Documentation applicable to the Award are governed by, and subject to the laws of the state of Delaware, without regard to the conflict of law provisions, as set forth in Section 10.J of the Plan. For purposes of any action, lawsuit, or other proceedings arising out of or relating to this Award, including without limitation, to enforce the Award Documentation, the Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

6.
Severability; Captions. In the event that any provision of this Award is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Award will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Award are not part of the provisions of this Award and will have no force or effect.

7.	Electronic Delivery and Acceptance. Marsh & McLennan Companies may, in its sole discretion, decide to deliver any documents related to the Award and/or your current or future participation in the

Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Marsh & McLennan Companies or an agent appointed by Marsh & McLennan Companies.

8.
Waiver. You acknowledge that neither a waiver by Marsh & McLennan Companies of your breach of any provision of the Award Documentation nor a prior waiver by Marsh & McLennan Companies of a breach of any provision of the Award Documentation by any other participant of the Plan shall operate or be construed as a waiver of any other provision of the Award Documentation, or of any subsequent breach by you.

B.	Additional Provisions-Outside of the United States

1.
Changes to Delivery. In the event that Marsh & McLennan Companies considers that due to legal, regulatory or tax issues the normal delivery of an Award (as described in these Terms and Conditions) to a participant outside the United States would not be appropriate, then Marsh & McLennan Companies may, in its sole discretion, determine how and when the value of the Award will be delivered. Without limitation, this may include making any payments due under the Award in cash instead of shares of Common Stock or in shares of Common Stock instead of cash, in an amount equivalent to the value of the Award on the date of vesting after payment of applicable taxes and fees, or, delivering or paying out the Award as soon as practicable following a termination of employment. If the value of an Award is to be delivered in cash instead of shares of Common Stock, Marsh & McLennan Companies may sell any shares of Common Stock distributable in respect of the Award on your behalf and use the proceeds (after payment of applicable taxes and fees) to satisfy the Award.

2.
Amendment and Modification. The Committee may modify the terms of any Award under the Plan granted to you in any manner deemed by the Committee to be necessary or appropriate in order for such Award to conform to laws, regulations, and customs of the country (other than the United States) in which you are then resident or primarily employed or were resident or primarily employed at the time of grant or during the term of the Award, or so that the value and other benefits of the Award to you, as affected by non-U.S. tax laws and other restrictions applicable as a result of your residence or employment outside of the United States, shall be comparable to the value of such an Award to an individual who is resident or primarily employed in the United States.

VII.    QUESTIONS AND ADDITIONAL INFORMATION
Please retain this document in your permanent records. If you have any questions regarding the Award Documentation or Grant Documentation or if you would like an account statement detailing the number of shares of Common Stock covered by the Award and the vesting date(s) of the Award, or any other information, please contact:
Global & Executive Compensation
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036-2774
United States of America
Telephone Number:    +1 212 345-9722
Facsimile Number:    +1 212 948-8481
Email: mmc.compensation@mmc.com

IN WITNESS WHEREOF, Marsh & McLennan Companies has caused these Terms & Conditions to be duly executed by the facsimile signature of its Senior Vice President, Chief Human Resources Officer as of the day and year first above written. By consenting to these Terms and Conditions, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described herein and in the Award Documentation and in the Waiver and Release Agreement; and (ii) you understand and agree that these Terms & Conditions and the Award Documentation and the Waiver and Release Agreement constitute the entire understanding between you and Marsh & McLennan Companies regarding the Award, and that any prior agreements, commitments or negotiations concerning the Award are replaced and superseded. The grant of the Award is contingent upon your acceptance of these Terms and Conditions, Country-Specific Notices (if applicable), and your execution of the Waiver and Release Agreement by [DATE]. If you decline the Award, do not accept the Award, do not execute the Waiver and Release Agreement, revoke the Waiver and Release Agreement or do not accept any applicable documents described in the preceding sentence by the date and in the manner specified, the Award will be cancelled as of the grant date of the Award.

/s/Laurie Ledford
Laurie Ledford
SVP, Chief Human Resources Officer